                                                                    EXHIBIT 10.1


                         AGREEMENT AND PLAN OF MERGER
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         dated as of July 24th, 1998

                                 by and among

                               Western Bancorp,

                              Portola Merger Sub

                                      and

                         Peninsula Bank of San Diego


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


                          ARTICLE I Certain Definitions

  1.01  CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 1


                             ARTICLE II The Merger

  2.01  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  2.02  EFFECTIVE DATE AND EFFECTIVE TIME. . . . . . . . . . . . . . . . . . 7


                ARTICLE III Consideration; Exchange Procedures

  3.01  MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . 8
  3.02  RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. . . . . . . . . . . . . . . 9
  3.03  FRACTIONAL SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . 9
  3.04  EXCHANGE PROCEDURES. . . . . . . . . . . . . . . . . . . . . . . . .10
  3.05  ANTI-DILUTION PROVISIONS . . . . . . . . . . . . . . . . . . . . . .11


                    ARTICLE IV Actions Pending Acquisition

  4.01  FORBEARANCES OF PENINSULA. . . . . . . . . . . . . . . . . . . . . .12
  4.02  FORBEARANCES OF WESTERN. . . . . . . . . . . . . . . . . . . . . . .14


                   ARTICLE V Representations and Warranties

  5.01  DISCLOSURE SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . . .15


                                      -i-

  5.02  STANDARD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
  5.03  REPRESENTATIONS AND WARRANTIES OF PENINSULA. . . . . . . . . . . . .15
  5.04  REPRESENTATIONS AND WARRANTIES OF WESTERN. . . . . . . . . . . . . .25

                             ARTICLE VI Covenants

  6.01  REASONABLE BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . . .29
  6.02  SHAREHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . . . . .29
  6.03  REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . . . . .29
  6.04  PRESS RELEASES . . . . . . . . . . . . . . . . . . . . . . . . . . .30
  6.05  ACCESS; INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .30
  6.06  ACQUISITION PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . .31
  6.07  AFFILIATE AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . .32
  6.08  BOARD ATTENDANCE . . . . . . . . . . . . . . . . . . . . . . . . . .32
  6.09  CERTAIN POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . .32
  6.10  NASDAQ LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . .32
  6.11  REGULATORY APPLICATIONS. . . . . . . . . . . . . . . . . . . . . . .32
  6.12  INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE. . . . . . . . . .33
  6.13  BENEFIT PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  6.14  ACCOUNTANTS' LETTERS . . . . . . . . . . . . . . . . . . . . . . . .35
  6.15  NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . . . . .35
  6.16  SHAREHOLDER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .35
  6.17  PENINSULA NAME . . . . . . . . . . . . . . . . . . . . . . . . . . .35
  6.18  EMPLOYEE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .36


             ARTICLE VII Conditions to Consummation of the Merger

  7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . . . .36
  7.02  CONDITIONS TO OBLIGATION OF PENINSULA. . . . . . . . . . . . . . . .37
  7.03  CONDITIONS TO OBLIGATION OF WESTERN. . . . . . . . . . . . . . . . .38


                           ARTICLE VIII Termination

  8.01  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
  8.02  EFFECT OF TERMINATION AND ABANDONMENT. . . . . . . . . . . . . . . .41


                                     -ii-

  8.03  TERMINATION FEE. . . . . . . . . . . . . . . . . . . . . . . . . . .41


                          ARTICLE IX Miscellaneous

  9.01  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
  9.02  WAIVER; AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . .42
  9.03  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
  9.04  GOVERNING LAW; WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . .42
  9.05  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
  9.06  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
  9.07  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES . . . . . . . . .43
  9.08  INTERPRETATION; EFFECT . . . . . . . . . . . . . . . . . . . . . . .44


                                    -iii-

                                                                            PAGE
                                                                            ----
EXHIBIT A      Form of Affiliate Agreement
EXHIBIT B      Form of Directors' Shareholder Agreement
EXHIBIT C      Form of Officers' Shareholder Agreement

          AGREEMENT AND PLAN OF MERGER, dated as of July 24, 1998 (this "AGREEMENT"), by and among Peninsula Bank of San Diego ("PENINSULA"), Western Bancorp ("WESTERN") and Portola Merger Sub ("Merger Sub").

                                    RECITALS

          A. PENINSULA BANK OF SAN DIEGO. Peninsula is a California corporation, having its principal place of business in San Diego, California.

          B. WESTERN BANCORP. Western is a California corporation, having its principal place of business in Newport Beach, California.

          C. PORTOLA MERGER SUB. Merger Sub is a California corporation and a wholly owned subsidiary of Western.

          D. STOCK OPTION AGREEMENT. Concurrently herewith, Peninsula and Western are entering into a stock option agreement (the "STOCK OPTION AGREEMENT"), to be dated the date hereof, whereby Peninsula will grant to Western the option to purchase up to 19.9% of the outstanding shares of the Peninsula Common Stock upon the occurrence of certain events.

          E. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

          F. BOARD ACTION. The respective Boards of Directors of each of Western and Peninsula have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                      ARTICLE I

                                 CERTAIN DEFINITIONS

          1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

          "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Peninsula or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Peninsula or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "AVERAGE PRICE" has the meaning set forth in Section 3.01(a).

          "BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

          "BUSINESS COMBINATION" has the meaning set forth in Section 3.05.

          "BKX INDEX PERCENTAGE" has the meaning set forth in Section 8.01(f).

          "CGCL" means the California General Corporation law.

          "CALIFORNIA SECRETARY" means the California Secretary of State.

          "CODE" has the meaning set forth in the recitals.

          "COMMISSIONER" means the California Commissioner of Financial Institutions.

          "COMPUTER SYSTEM" has the meaning set forth in Section 5.03(o).

          "COSTS" has the meaning set forth in Section 6.12(a).

          "DAILY TRADES" has the meaning set forth in Section 3.01(a).

          "DETERMINATION PERIOD" has the meaning set forth in Section 3.01(a).

          "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

          "DISSENTERS' SHARES" means shares of Peninsula Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 13 of the CGCL.

          "DISSENTING SHAREHOLDERS" means holders of shares of Peninsula Common Stock who perfect their rights to dissent under Chapter 13 of the CGCL.

          "EFFECTIVE DATE" means the date on which the Effective Time occurs.

          "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

          "EMPLOYEES" has the meaning set forth in Section 5.03(m).

          "ENVIRONMENTAL LAW" has the meaning set forth in Section 5.03(p).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

          "EXCHANGE FUND" has the meaning set forth in Section 3.04.

          "EXCHANGE RATIO" has the meaning set forth in Section 3.01.

          "EXECUTIVES" has the meaning set forth in Section 6.18.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

          "GAAP" has the meaning set forth in Section 5.03(g).

          "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 5.03(p).

          "INDEMNIFIED PARTIES" has the meaning set forth in Section 6.12(a).

          "INSURANCE POLICIES" has the meaning set forth in Section 5.03(t).

          "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "LOAN PROPERTY" has the meaning set forth in Section 5.03(p).

          "MATERIAL ADVERSE EFFECT" means, with respect to Western or Peninsula, any effect that (i) is material and adverse to the financial position, results of operations or business of Western and its Subsidiaries taken as a whole or Peninsula and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Western or Peninsula to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and
     (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.


          "MAXIMUM AMOUNT" has the meaning set forth in Section 6.12(c).

          "MERGER" has the meaning set forth in Section 2.01.

          "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

          "MERGER SUB" has the meaning set forth in the preamble to this Agreement.

          "MERGER SUB COMMON STOCK" means the common stock, par value $.01 per share, of Merger Sub.

          "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

          "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market.

          "NEW CERTIFICATES" has the meaning set forth in Section 3.04.

          "OLD CERTIFICATES" has the meaning set forth in Section 3.04.

          "PENINSULA" has the meaning set forth in the preamble to this Agreement.

          "PENINSULA AFFILIATE" has the meaning set forth in Section 6.07(a).

          "PENINSULA ARTICLES" means the Articles of Incorporation of Peninsula.

          "PENINSULA BOARD" means the Board of Directors of Peninsula.

          "PENINSULA BY-LAWS" means the By-laws of Peninsula.

          "PENINSULA COMMON STOCK" means the common stock, no par value per share, of Peninsula.

          "PENINSULA MEETING" has the meaning set forth in Section 6.02.

          "PENINSULA STOCK DIVIDEND" means the Previously Disclosed 5% dividend on Peninsula Common Stock, declared by the Peninsula Board on June 23rd, 1998, payable on or about July 24, 1998.

          "PENSION PLAN" has the meaning set forth in Section 5.03(m).

          "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "PLANS" has the meaning set forth in Section 5.03(m).

          "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

          "PROXY STATEMENT" has the meaning set forth in Section 6.03.

          "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

          "REGULATORY AGENCIES" has the meaning set forth in Section 5.03(g).

          "REGULATORY APPROVAL DATE" means the date which is the later to occur of approval by (i) the FDIC pursuant to the Bank Merger Act, and (ii) the Commissioner pursuant to Section 700 ET. SEQ. of the California Financial Code.

          "REGULATORY AUTHORITY" has the meaning set forth in Section
     5.03(g)(2).

          "REGULATORY DOCUMENTS" means documents filed with the SEC of the types referred to in Section 5.04(g).

          "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

          "SHAREHOLDER AGREEMENTS" has the meaning set forth in Section 6.16.

          "STOCK OPTION AGREEMENT" has the meaning set forth in the Recitals.

          "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

          "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

          "TAX" AND "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          "TEN DAY AVERAGE KEEFE BANK INDEX" has the meaning set forth in
     Section 8.01(f).

          "TEN DAY AVERAGE PRICE" has the meaning set forth in Section 8.01(f).

          "TEN DAY PERIOD" has the meaning set forth in Section 8.01(f).

          "TRADING DAY" has the meaning set forth in Section 3.01(a).

          "TREASURY STOCK" shall mean shares of Peninsula Common Stock held by Peninsula or any of its Subsidiaries or by Western or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

          "WESTERN" has the meaning set forth in the preamble to this Agreement.

          "WESTERN BOARD" means the Board of Directors of Western.

          "WESTERN COMMON STOCK" means the common stock, no par value per share, of Western.

          "WESTERN COMMON STOCK PRICE PERCENTAGE" has the meaning set forth in
     Section 8.01(f).

          "YEAR 2000 COMPLIANT" has the meaning set forth in Section 5.03(o).


                                   ARTICLE II

                                   THE MERGER

          2.01 THE MERGER. (a) At the Effective Time, Merger Sub shall merge with and into Peninsula (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Peninsula shall survive and continue to exist as a California corporation (Peninsula, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Western may at any time prior to the Effective Time change the method of effecting the combination with Peninsula (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Peninsula Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of Peninsula's shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

          (b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the California Secretary of an agreement of merger in accordance with the CGCL or such later date and time as may be set forth in such agreement. The Merger shall have the effects prescribed in the CGCL.

          (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Peninsula immediately after the Merger, including without limitation the name of Peninsula, shall be those of Peninsula as in effect immediately prior to the Effective Time.

          (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Merger Sub immediately prior to such Effective Time shall be the directors of the Surviving Corporation and the officers of Peninsula immediately prior to such Effective Time shall be the officers of the Surviving Corporation, in each case, until such time as their successors shall be duly elected or appointed and qualified.

          2.02 EFFECTIVE DATE AND EFFECTIVE TIME. On such date as Western selects (and promptly provides notice thereof to Peninsula), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Western, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such agreement of merger.


                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

          3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) OUTSTANDING PENINSULA COMMON STOCK. Each share, excluding Treasury Stock and Dissenters' Shares, of Peninsula Common Stock issued and outstanding immediately prior to the Effective Time (which shall, at such time, include shares of Peninsula Common Stock issued pursuant to the Peninsula Stock Dividend) shall become and be converted into that number of shares of Western Common Stock, equal to the quotient obtained by dividing
     (i) $45.75 by (ii) the Average Price (the "EXCHANGE RATIO"). As used herein, "AVERAGE PRICE" shall mean the volume weighted average sales price per share of Western Common Stock for each of the twenty (20) consecutive days (the "DETERMINATION PERIOD") on which shares of Western Common Stock are actually traded (each, a "TRADING DAY") immediately preceding the fourth Trading Day prior to the Effective Date; PROVIDED, HOWEVER, that if the Average Price as so computed would be less than $38.813, then the Average Price shall be $38.813; and PROVIDED, FURTHER, that if the Average Price as so computed would be greater than $47.438, then the Average Price shall be $47.438. The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05. For purposes of determining the "volume weighted average", the aggregate of the Daily Sales for each of the twenty (20) consecutive Trading Days used in the determination of Average Price shall be divided by the aggregate number of shares traded during such twenty (20) consecutive Trading Days. As used herein, "DAILY SALES" means the reported sales prices of Western Common Stock traded on Nasdaq on a particular Trading Day.

          (b) OUTSTANDING WESTERN COMMON STOCK. Each share of Western Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) OUTSTANDING MERGER SUB COMMON STOCK. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into one share of Peninsula Common Stock.

          (d) TREASURY SHARES. Each share of Peninsula Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (e) DISSENTING SHAREHOLDERS. Any Dissenting Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Chapter 13 of the CGCL, shall not be entitled to the Merger Consideration as set forth in Section 3.01 in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL with respect to such Dissenters' Shares. Upon the payment by the Surviving Corporation of the "fair value" of any Dissenters' Shares in accordance with Chapter 13 of the CGCL, such Dissenters' Shares shall be canceled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration as set forth in Section 3.01(a) pursuant to such Section 3.01(a).

          3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Peninsula Common Stock shall cease to be, and shall have no rights as, shareholders of Peninsula, other than to receive any dividend or other distribution with respect to such Peninsula Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Peninsula or the Surviving Corporation of shares of Peninsula Common Stock.

          3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Western Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Western shall pay to each holder of Peninsula Common Stock who would otherwise be entitled to a fractional share of Western Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Western Common Stock, as reported on Nasdaq (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five Nasdaq trading days immediately preceding the Effective Date.

          3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Western shall deposit, or shall cause to be deposited, with such bank or trust company as Western shall elect (which may include a subsidiary of Western) (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Peninsula Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Western Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of Peninsula Common Stock.

          (b) As soon as practicable after the Effective Date, Western shall send or cause to be sent to each former holder of record of shares of Peninsula Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III, which transmittal materials Peninsula shall have had the opportunity to review prior to the Effective Date. Western shall cause the New Certificates into which shares of a shareholder's Peninsula Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Peninsula Common Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Western and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of Peninsula Common Stock not registered in the transfer records of Peninsula, the exchange described in this Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such Peninsula Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of

Western and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.02 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

          (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Peninsula Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) At the election of Western, no dividends or other distributions with respect to Western Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Peninsula Common Stock converted in the Merger into the right to receive shares of such Western Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Peninsula Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Western Common Stock such holder had the right to receive upon surrender of the Old Certificate.

          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Peninsula for six months after the Effective Time shall be returned by the Exchange Agent to Western. Any shareholders of Peninsula who have not theretofore complied with this Article III shall thereafter look only to Western for payment of the shares of Western Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Western Common Stock deliverable in respect of each share of Peninsula Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          3.05 ANTI-DILUTION PROVISIONS. In the event Western changes (or establishes a record date for changing) the number of shares of Western Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Western Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
If, between the date hereof and the Effective Time, Western shall merge, be acquired or consolidate with, by or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that Western Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of Peninsula who would be entitled to receive shares of Western Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Western Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Western Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Western).

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

          4.01 FORBEARANCES OF PENINSULA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Western, Peninsula will not, and will cause each of its Subsidiaries not to:

          (a) ORDINARY COURSE. Conduct the business of Peninsula and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of Peninsula or any of its Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on Peninsula or its Subsidiaries, taken as a whole.

          (b) CAPITAL STOCK. Other than the payment of the Previously Disclosed Peninsula Common Stock dividend (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Peninsula Common Stock or any Rights or (ii) enter into any agreement with respect to the foregoing.

          (c) DIVIDENDS, ETC. (a) Other than the payment of the Peninsula Stock Dividend and the declaration and payment of regular quarterly cash dividends of $0.08 per share of Peninsula Common Stock, having declaration, record and payment dates consistent with past practice, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Peninsula Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Peninsula or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Peninsula or its Subsidiaries, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder.

          (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Peninsula and its Subsidiaries, taken as a whole.

          (h) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

          (i) GOVERNING DOCUMENTS. Amend the Peninsula Articles, Peninsula By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of Peninsula's Subsidiaries.

          (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Peninsula and its Subsidiaries, taken as a whole.

          (m) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of Western, Peninsula or Merger Sub to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation .

          (n) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (o) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

          (p)       COMMITMENTS.  Agree or commit to do any of the foregoing.

          4.02 FORBEARANCES OF WESTERN. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Peninsula, Western will not, and will cause each of its Subsidiaries not to:

          (a) ORDINARY COURSE. Take any action that would adversely affect or delay the ability of Peninsula or Western to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on Western or its Subsidiaries, taken as a whole.

          (b) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or
     (ii) as a reorganization within the meaning of Section 368 of the Code; or
     (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of Western, Peninsula or Merger Sub to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.01 DISCLOSURE SCHEDULE. On or prior to the date hereof, Peninsula has delivered to Western and Western has delivered to Peninsula a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

          5.02 STANDARD. No representation or warranty of Peninsula or Western contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in

Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

          5.03 REPRESENTATIONS AND WARRANTIES OF PENINSULA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Peninsula hereby represents and warrants to Western:

          (a) ORGANIZATION, STANDING AND AUTHORITY. Peninsula is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Peninsula is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) PENINSULA COMMON STOCK. As of the date hereof, the authorized capital stock of Peninsula consists solely of 10,000,000 shares of Peninsula Common Stock, of which no more than 2,487,087 shares after giving effect to the Previously Disclosed Peninsula Stock Dividend shares were outstanding as of the date hereof. As of the date hereof, no shares of Peninsula Common Stock were held in treasury by Peninsula or otherwise beneficially owned by Peninsula or its Subsidiaries. The outstanding shares of Peninsula Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights and were not issued in violation of any preemptive rights. As of the date hereof, there are no shares of Peninsula Common Stock authorized and reserved for issuance, Peninsula does not have any Rights issued or outstanding with respect to Peninsula Common Stock, and Peninsula does not have any commitment to authorize, issue or sell any Peninsula Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement.

          (c) SUBSIDIARIES. (i)(A)Peninsula has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary,(B) Peninsula owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Peninsula or its Subsidiaries are fully paid and nonassessable and are owned by Peninsula or its Subsidiaries free and clear of any Liens.

          (ii) Peninsula does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

          (iii) Each of Peninsula's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) CORPORATE POWER. Peninsula and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Peninsula has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Peninsula Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Peninsula and the Peninsula Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Peninsula, enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. 1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Peninsula Board has received the written opinion of NationsBanc Montgomery Securities LLC to the effect that as of the date hereof the consideration to be received by the holders of Peninsula Common Stock in the Merger is fair to the holders of Peninsula Common Stock from a financial point of view.

          (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peninsula or any of its Subsidiaries in connection with the execution, delivery or performance by Peninsula of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications or notices with the Commissioner, the FDIC and the Federal Reserve, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of Peninsula, (C) the filing of an agreement of merger with the California Secretary pursuant to the CGCL and (D) the permit required under Section 691 of the California Financial Code with respect to the Stock Option Agreement. As of the date hereof, Peninsula is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peninsula or of any of its Subsidiaries or to which Peninsula or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Peninsula Articles or the Peninsula By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g)       FINANCIAL REPORTS AND REGULATORY DOCUMENTS.  (i)   The
     balance sheet of Peninsula as of December 31, 1997, and the related statements of income, cash flow and changes in financial position of Peninsula for the year then ended, audited by Deloitte & Touche LLP, and the call report of Peninsula as of March 31, 1998 and for the three months then ended, fairly present, subject in the case of the call report to recurring year-end audit adjustments normal in nature and amount, the financial position of Peninsula as of such dates and the results of the operations of Peninsula for the periods then ended, all in accordance with generally accepted accounting principles ("GAAP") consistently applied. The call reports to be filed by Peninsula with the FDIC after the date hereof will comply with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements will be prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or as permitted by the call report forms. The books and records of Peninsula have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

          (ii) Peninsula has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (A) the Federal Reserve, (B) the FDIC, (C) the State of California and (D) the Commissioner (collectively, the "REGULATORY AGENCIES"), and all other material reports and statements required to be filed by it since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve, the FDIC or the Commissioner, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

          (iii) Since December 31, 1997, Peninsula and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iv) Since December 31, 1997, (A) Peninsula and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Peninsula.

          (v) Peninsula is not, and since December 31, 1996 was not, required to register the Peninsula Common Stock with the FDIC pursuant to
     Section 12 of the Exchange Act.

          (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against Peninsula or any of its Subsidiaries and, to Peninsula's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) REGULATORY MATTERS. (i) Neither Peninsula nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Commissioner and the FDIC) or the supervision or regulation of it or any of its Subsidiaries.

          (ii) Neither Peninsula nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)       COMPLIANCE WITH LAWS.  Peninsula and each of its
Subsidiaries:

                    (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the

          Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Peninsula's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that Peninsula or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Peninsula's knowledge, do any grounds for any of the foregoing exist).

          (k) MATERIAL CONTRACTS; DEFAULTS. Neither Peninsula nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of
     Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries.
     Neither Peninsula nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) NO BROKERS. No action has been taken by Peninsula that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to NationsBanc Montgomery Securities LLC.

          (m)       EMPLOYEE BENEFIT PLANS.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of Peninsula and its subsidiaries (the "EMPLOYEES") and current or former directors of Peninsula, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "BENEFIT PLANS"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Western.

               (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "PLANS"), to the extent subject to ERISA, are in substantial compliance with ERISA. Peninsula is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section
          401(a) of the Code.   There is no material pending or threatened
          litigation relating to the Plans. Neither Peninsula nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Peninsula or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Peninsula or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Peninsula under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Neither Peninsula, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

               (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of Peninsula included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
          Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Peninsula nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of

          ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

               (vi) Neither Peninsula nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. Peninsula or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

               (vii) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Peninsula or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, neither Peninsula nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) LABOR MATTERS. Neither Peninsula nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Peninsula or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Peninsula or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Peninsula's knowledge, threatened, nor is Peninsula aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) YEAR 2000 COMPLIANCE. Except as Previously Disclosed, (i) Peninsula's computer software and related hardware (the "COMPUTER SYSTEM") used for the storage and processing of data are or will be prior to the year 2000 Year 2000 Compliant; (ii) none of Peninsula's Computer System, operations or business functions of Peninsula will be materially adversely affected by any third party's failure to be Year 2000 Compliant; to the best of Peninsula's knowledge after due inquiry, all of its suppliers, customers and third party providers are, or will be prior to year 2000, Year 2000 Compliant; and (iii) Peninsula is taking or has taken, all necessary and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Compliant. As used herein, "YEAR

     2000 COMPLIANT" shall mean the ability of a Computer System to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle, record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates, and providing date output; (ii) function accurately in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000;
     (iii) respond to two-digit or four-digit dates and date-related input in a way that resolves any ambiguity as to the year 2000 in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 compliance capability.

          (p)       ENVIRONMENTAL MATTERS.

               (i) Peninsula and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Peninsula or any of its Subsidiaries, or any property in which Peninsula or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Peninsula nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Peninsula nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Peninsula nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;
          (vi) neither Peninsula nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of Peninsula's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Peninsula or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Peninsula or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Peninsula has delivered to Western copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Peninsula, any Subsidiary of Peninsula, any currently or formerly owned or operated property or any Loan Property.

               As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (q) TAX MATTERS. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Peninsula and its Subsidiaries have been duly filed,
     (B) all Taxes due have been paid in full, (C) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,
     (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Peninsula or its Subsidiaries. Peninsula has made available to Western true and correct copies of the United States federal income Tax Returns filed by Peninsula and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither Peninsula nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Peninsula's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Peninsula's Regulatory Documents filed on or prior to the date hereof. Neither Peninsula nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was Peninsula) or otherwise has any liability for the Taxes of any person (other than Peninsula and its Subsidiaries).
     As of the date hereof, neither Peninsula nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (r) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Peninsula's own account, or for the account of one or more of Peninsula's Subsidiaries or their customers (all of which are listed on Peninsula's Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Peninsula or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Peninsula nor its Subsidiaries, nor to Peninsula's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) BOOKS AND RECORDS. The books and records of Peninsula and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Peninsula and its Subsidiaries.

          (t) INSURANCE. Peninsula has Previously Disclosed all of the insurance policies, binders, or bonds maintained by Peninsula or its Subsidiaries ("INSURANCE POLICIES"). Peninsula and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Peninsula reasonably has determined to be prudent for its business, operations, properties and assets. All the Insurance Policies are in full force and effect; Peninsula and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) ACCOUNTING TREATMENT. As of the date hereof, Peninsula is not aware of any reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (v) TRUST BUSINESS. Peninsula neither acts as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity for any other person, nor otherwise performs any fiduciary or trust functions.

          5.04  REPRESENTATIONS AND WARRANTIES OF WESTERN.  Subject to
Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Western hereby represents and warrants to Peninsula as follows:

          (a) ORGANIZATION, STANDING AND AUTHORITY; SUBSIDIARIES. Each of Western and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Western and Merger Sub is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of Western and Merger Sub has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Each of Western's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (b) WESTERN CAPITAL STOCK. As of the date hereof, the authorized capital stock of Western consists solely of 100,000,000 shares of Western Common Stock, of which no more than 15,705,000 shares were outstanding as of the date hereof and 5,000,000 shares of Western Preferred Stock, of which no shares were outstanding as of the date hereof.

          (c) MERGER SUB CAPITAL STOCK. As of the date hereof, the authorized capital stock of Merger Sub consists solely of 100 shares of Merger Sub Common Stock, of which one share was outstanding as of the date hereof.

          (d) CORPORATE POWER. Western and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Western and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Western and Merger Sub and their respective Boards of Directors. This Agreement is a valid and legally binding agreement of each of Western and Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. 1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Western or any of its Subsidiaries in connection with the execution, delivery or performance by either Western or Merger Sub of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the Regulatory Authorities; (B) approval of the listing on the Nasdaq of Western Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of an agreement of merger with the California Secretary pursuant to the CGCL; (E) filing of an agreement of merger with the Commissioner pursuant to the California Financial Code; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Western Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Western is not aware of any reason why the approvals set forth in
     Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Western or of any of its Subsidiaries or to which Western or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Western or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Western's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all other reports, registration statements, or definitive proxy statements filed or to be filed by it or any of its Significant Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(d), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "REGULATORY DOCUMENTS"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Western and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Western and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

          (iii) Western has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with the Regulatory Agencies, and all other material reports and statements required to be filed by it since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve, the FDIC or the Commissioner, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

          (h)       COMPLIANCE WITH LAWS.  Western and each of its Significant
     Subsidiaries:

                    (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Western's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that Western or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Western's knowledge, do any grounds for any of the foregoing exist).

          (i) NO BROKERS. No action has been taken by Western that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees payable to Keefe, Bruyette & Woods, Inc. and Belle Plaine Partners, Inc.

          (j) ACCOUNTING TREATMENT; TAX MATTERS. As of the date hereof, Western is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment. As of the date hereof, neither Western nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

          (k) YEAR 2000 COMPLIANCE. Except as Previously Disclosed, (i) Western's Computer System used for the storage and processing of data are or will be prior to the year 2000 Year 2000 Compliant; (ii) none of Western's Computer System, operations or business functions of Western will be materially adversely affected by any third party's failure to be Year 2000 Compliant; to the best of Western's knowledge after due inquiry, all of its suppliers, customers and third party providers are, or will be prior to year 2000, Year 2000 Compliant; and (iii) Western is taking or has taken, all necessary and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Compliant.

          (l) LITIGATION. Other than as set forth in Western's Regulatory Documents filed on or before the date hereof, no litigation, claim or other proceeding before any court or governmental agency is pending against Western or any of its Significant Subsidiaries and, to Western's knowledge, no such litigation, claim or other proceeding has been threatened.


                                   ARTICLE VI

                                   COVENANTS

          6.01  REASONABLE BEST EFFORTS.   Subject to the terms and conditions
of this Agreement, each of Peninsula, Western and Merger Sub agrees to cooperate with the other parties hereto and to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

          6.02 SHAREHOLDER APPROVAL. Peninsula agrees to take, in accordance with applicable law and the Peninsula Articles and the Peninsula By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Peninsula's shareholders for consummation of the Merger (including any adjournment or postponement, the "PENINSULA MEETING"), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the Peninsula Board of its fiduciary duties as advised by counsel to the Peninsula Board, the Peninsula Board shall recommend such approval, and Peninsula shall take all reasonable, lawful action to solicit such approval by its shareholders.

          6.03 REGISTRATION STATEMENT. (a) Western agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by Western with the SEC in connection with the issuance of Western Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Peninsula constituting a part thereof (the "PROXY STATEMENT") and all related documents). Peninsula shall have the right to review such Registration Statement and Peninsula agrees to cooperate, and to cause its Subsidiaries to cooperate, with Western, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. Peninsula agrees to file the Proxy Statement in preliminary form with such of the Regulatory Authorities as may be required as soon as reasonably practicable, and Western agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of Peninsula and Western agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Western also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Peninsula agrees to furnish to Western all information concerning Peninsula, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Peninsula and Western agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Peninsula Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Peninsula and Western further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) Western agrees to advise Peninsula, promptly after Western receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Western Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          6.04 PRESS RELEASES. Each of Peninsula and Western agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

          6.05 ACCESS; INFORMATION. (a) Each of Peninsula and Western agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

          (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          6.06 ACQUISITION PROPOSALS. Peninsula agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the Peninsula Board of its fiduciary duties as advised by counsel to the Peninsula Board. Peninsula shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Western with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Peninsula shall promptly (within 24 hours) advise Western following the receipt by Peninsula of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Western of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

          6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Peninsula shall deliver to Western a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Peninsula Meeting, deemed to be an "affiliate" of Peninsula (each, a "PENINSULA AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (b) Peninsula shall use its reasonable best efforts to cause each person who may be deemed to be a Peninsula Affiliate to execute and deliver to Western on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT A.

          6.08 BOARD ATTENDANCE. John G. Rebelo, Jr. or in his absence another representative of Peninsula selected by him, shall be invited by Western to attend all regular and special meetings of the Western Board and the Executive Committee of the Western Board from the date hereof until the Effective Date. Western shall, to the extent reasonably practicable, inform Peninsula of each such meeting at least two business days in advance of each such meeting; PROVIDED, HOWEVER, that the attendance of John G. Rebelo, Jr. shall not be permitted at any meeting, or portion thereof, for the purpose of discussing transactions contemplated by this Agreement or the obligations of Western or Merger Sub under this Agreement. Matthew P. Wagner or in his absence another representative of Peninsula selected by him, shall be invited by Peninsula to attend all regular and special meetings of the Peninsula Board and the Executive Committee of the Peninsula Board from the date hereof until the Effective Date. Peninsula shall, to the extent reasonably practicable, inform Western of each such meeting at least two business days in advance of each such meeting; PROVIDED, HOWEVER, that the attendance of Matthew P. Wagner shall not be permitted at any meeting, or portion thereof, for the purpose of discussing transactions contemplated by this Agreement or the obligations of Western under this Agreement.

          6.09 CERTAIN POLICIES. On or after the Regulatory Approval Date, Peninsula shall, consistent with GAAP and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Western.

          6.10 NASDAQ LISTING. Western agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of Western Common Stock to be issued to the holders of Peninsula Common Stock in the Merger.

          6.11 REGULATORY APPLICATIONS. (a) Western and Peninsula and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Western and Peninsula shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filing with the Regulatory Authorities. Each of Western and Peninsula shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

          6.12 INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Western agrees to indemnify and hold harmless each present and former director and officer of Peninsula or any Subsidiary of Peninsula determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the Peninsula Articles or the Peninsula By-Laws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law and the Peninsula Articles and the Peninsula By-Laws.

          (b)       Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western.
In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

          (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Peninsula (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Peninsula for such insurance (the "MAXIMUM AMOUNT"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request Peninsula to, and Peninsula shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years Peninsula's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Western's obligations under this Subsection (c).

          (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 6.12

          6.13 BENEFIT PLAN.  Western shall, from and after the Effective Time,
(i) provide former employees of Peninsula who remain as employees of Western or any of its Significant Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Western or its Significant Subsidiaries, including, but not limited to, allowing such employees to participate in Western's stock option plan in accordance with the policies of Western with respect to such stock option plan, and (ii) with respect to former employees of Peninsula who remain as employees of Western or any of its Significant

Subsidiaries, cause each employee benefit plan of Western or its Significant Subsidiaries in which such employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Peninsula as if such service were with Western or its Significant Subsidiaries, to the same extent such service was credited under a comparable plan of Peninsula. Western agrees that all accrued bonuses for 1998 will be paid to former employees of Peninsula in accordance with Peninsula's past practices. Notwithstanding the foregoing, Peninsula consents and covenants that from and after the Effective Date, Peninsula's Benefit Plans will be governed, managed and/or terminated by Western, all within Western's sole discretion.

          6.14 ACCOUNTANTS' LETTERS. Each of Peninsula and Western shall use its reasonable best efforts to cause to be delivered to the other party, and to Western's directors and officers who sign the Registration Statement, a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

          6.15 NOTIFICATION OF CERTAIN MATTERS. Each of Peninsula and Western shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

          6.16 SHAREHOLDER AGREEMENTS. Certain directors and certain officers who are shareholders of Peninsula, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of EXHIBIT B hereto and EXHIBIT C hereto (the "SHAREHOLDER AGREEMENTS"), committing such persons, among other things, (i) to vote their shares of Peninsula Common Stock in favor of the Agreement at the Peninsula Meeting and (ii) to certain representations concerning the ownership of Peninsula Common Stock and Western Common Stock to be received in the Merger.

          6.17 PENINSULA NAME.  Except as set forth in the proviso to this
Section 6.17, for a period of two years following the Effective Date, Western agrees to operate the business currently operated by Peninsula as a separate division or business unit under the name of Peninsula; PROVIDED, HOWEVER, that this covenant shall terminate automatically upon Western's merger, acquisition or consolidation with, by or into any other Person.

          6.18 EMPLOYEE AGREEMENTS. Peninsula will use its reasonable best efforts to enter into employment agreements with each of John G. Rebelo, Jr., Larry L. Willette, Barbara Hosaka and Lawrence G. Alameda, (together the "Executives"), on terms and conditions mutually satisfactory to Western and the Executives. Negotiations with respect to such agreements shall commence not later than 30 calendar days after the date hereof and shall be concluded as soon thereafter as practicable and in any event not later than 60 calendar days after the date hereof. In the event that any of the Executives do not enter into the employment agreements contemplated by this Section 6.18, then such Executive's existing employment agreement shall govern. Western acknowledges and agrees that after the consummation of the Merger, the Surviving Corporation will continue to be obligated to perform its obligations under the employment agreements and the supplemental executive retirement pay agreements with each such Executive. In accordance with the respective terms thereof, including the provisions relating to a Change in Control as defined therein, except as such existing employment agreements are modified in the letter agreement executed by each of the Executives on the date hereof.


                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Western and Peninsula to consummate the Merger is subject to the fulfillment or written waiver by Western and Peninsula prior to the Effective Time of each of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Peninsula.

          (b) REGULATORY APPROVALS. All regulatory approvals or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or waivers shall contain any conditions, restrictions or requirements which the Western Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Western would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Western Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) LISTING. The shares of Western Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

          7.02 CONDITIONS TO OBLIGATION OF PENINSULA. The obligation of Peninsula to consummate the Merger is also subject to the fulfillment or written waiver by Peninsula prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Western set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and Peninsula shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF WESTERN. Western shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peninsula shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

          (c) TAX OPINION. Peninsula shall have received an opinion of Deloitte & Touche LLP, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
     (i) the Merger constitutes a "reorganization" within the meaning of
     Section 368 of the Code and (ii) no gain or loss will be recognized by shareholders of Peninsula who receive shares of Western Common Stock in exchange for shares of Peninsula Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Deloitte & Touche LLP may require and rely upon representations contained in letters from Peninsula, Western and shareholders of Peninsula.

          (d) ACCOUNTANTS' LETTERS. Peninsula shall have received the letters referred to in Section 6.14 from Western's independent auditors.

          (e) ACCOUNTING TREATMENT. Peninsula shall have received from Peninsula's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

          (f) DIRECTOR. Western shall have adopted resolutions sufficient to appoint John G. Rebelo, Jr. as a director of Western as of the Effective Time and shall have caused John G. Rebelo, Jr. to be appointed as a director of Peninsula as of the Effective Time, or if such person is unable to serve, such other current director of Peninsula as shall be mutually satisfactory to Western and Peninsula.

          (g) FAIRNESS OPINION. Peninsula shall have received the written opinion of NationsBanc Montgomery Securities LLC to the effect that, as of a date within five days of the mailing of the Proxy Statement to the shareholders of Peninsula in connection with the Peninsula Meeting, the consideration to be received by the holders of the Peninsula Company Stock in the Merger is fair to the holders of the Peninsula Common Stock from a financial point of view.

          7.03 CONDITIONS TO OBLIGATION OF WESTERN. The obligation of Western to consummate the Merger is also subject to the fulfillment or written waiver by Western prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Peninsula set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Western shall have received a certificate, dated the Effective Date, signed on behalf of Peninsula by the Chief Executive Officer and the Chief [Financial] Officer of Peninsula to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PENINSULA. Peninsula shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Western shall have received a certificate, dated the Effective

     Date, signed on behalf of Peninsula by the Chief Executive Officer and the Chief Financial Officer of Peninsula to such effect.

          (c) OPINION OF WESTERN'S COUNSEL. Western shall have received an opinion of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Peninsula, Western and shareholders of Peninsula.

          (d) ACCOUNTANTS' LETTERS. Western shall have received the letters referred to in Section 6.14 from Peninsula's independent auditors.

          (e) ACCOUNTING TREATMENT. Western shall have received from KPMG Peat Marwick LLP, Western's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

          (f) PENINSULA FINANCIAL TESTS. As of the month end preceding the Effective Time, but without giving effect to any costs related to the Merger or any changes effected as a result of Section 6.09, Peninsula's shareholders' equity and allowance for credit losses shall not be less than the respective amounts set forth on Peninsula's call report as of June 30, 1998, and Western shall have received a certificate, dated the Effective Date, signed on behalf of Peninsula by its Chief Financial Officer to such effect.

          (g) DIRECTOR RESIGNATIONS. Western shall have received the written resignation of each director (in such director's capacity as director) of Peninsula, effective as of the Effective Time.


                                  ARTICLE VIII

                                  TERMINATION

          8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

          (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Western and Peninsula, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) BREACH. At any time prior to the Effective Time, by Western or Peninsula, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) DELAY. At any time prior to the Effective Time, by Western or Peninsula, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c).

          (d) NO APPROVAL. By Peninsula or Western, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Peninsula Meeting.

          (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Peninsula Meeting, by Western if the Peninsula Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Western.

          (f) WESTERN STOCK. By Peninsula in the event that, with respect to any Ten Day Period (as defined below) both (i) (A) the Ten Day Average Price (as defined below) shall be less than $36.656 per share and (B) the Western Common Stock Price Percentage (as defined below) shall be less than the BKX Index Percentage (as defined below) and (ii) Peninsula has delivered written notice to Western of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event (it being understood that, if an event set forth in clause (i) shall have occurred and Peninsula fails to timely deliver the notice referred to in this clause (ii), Peninsula shall have the right to terminate if any such event subsequently occurs and Peninsula timely delivers such notice); PROVIDED, HOWEVER, that, if Western effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 8.01(f) shall be appropriately adjusted.

          As used in this Section 8.01(f), (v) "WESTERN COMMON STOCK PRICE PERCENTAGE" means the percentage determined by dividing the Ten Day Average Price by $43.125 (as such amount may be adjusted pursuant to this clause
     (f)); (w) "BKX INDEX PERCENTAGE" means the percentage determined by dividing (i) the product of (A) the Ten Day Average Keefe Bank Index times
     (B) 0.9 by (ii) the Keefe Bank Index as of the date hereof; (x) "TEN DAY AVERAGE PRICE" means the volume weighted average sales price per share of Western Common Stock for a Ten Day Period, which volume weighted average shall be determined in a manner consistent with Section 3.01(a) hereof; (y) "TEN DAY AVERAGE KEEFE BANK INDEX" means the average of the Keefe Bank Index for a Ten Day Period; and (z) "TEN DAY PERIOD" means any period of ten (10) consecutive Trading Days occurring after the date hereof.

          (g) ACQUISITION PROPOSAL. This Agreement may be terminated by Peninsula by written notice to Western if Peninsula (i) receives an Acquisition Proposal, (ii) receives the advice of its outside counsel that to proceed with the Merger will violate the fiduciary duties of the Peninsula Board to Peninsula's shareholders in light of such Acquisition Proposal and (iii) after receiving such advice, determines to accept such proposal; PROVIDED, HOWEVER, that Peninsula shall not be entitled to terminate this Agreement pursuant to this Section 8.01(g) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

          8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.03 or Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

          8.03  TERMINATION FEE.

          (a) MATERIAL BREACH BY WESTERN. Should Peninsula terminate this Agreement pursuant to Section 8.01(b) (unless such breach under Section 8.01(b) shall result from no act or omission of Western), Western shall promptly, if so requested by Peninsula, but in no event later than five business days after the date of such request, pay Peninsula a fee equal to Peninsula's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, which amount shall be payable in same day funds, provided however that no fee shall be paid pursuant to this Section 8.03(a) if Peninsula shall be in material breach of its obligations hereunder and Western shall owe no further duty or liability on account of this Agreement to Peninsula.

          (b) MATERIAL BREACH BY PENINSULA; ENTERING ACQUISITION PROPOSAL. Should Western terminate this Agreement pursuant to either Section 8.01(e) or 8.01(b) (unless such breach under Section 8.01(b) shall result from no act or omission of Peninsula), Peninsula shall promptly, if so requested by Western, but in no event later than five business days after the date of such request, pay Western a fee equal to Western's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, which amount shall be payable in same day funds, provided however that no fee shall be paid pursuant to this Section
     8.03 if Western shall be in material breach of its obligations hereunder and Peninsula shall owe no further duty or liability on account of this Agreement to Western. In the event that there is a termination as a result of Peninsula entering into an Acquisition Proposal pursuant to Section 8.01(g), Peninsula shall pay Western up to $500,000 to cover out-of-pocket expenses in addition to Western's rights under the Stock Option Agreement and Peninsula shall owe no further duty or liability on account of this Agreement to Western except under the Stock Option Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

          9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12 and 6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02, 8.03 and this Article IX which shall survive such termination).

          9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Peninsula Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by Peninsula shareholders in the Merger.

          9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

          9.04 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

          9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

          9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                If to Peninsula, to:

                      Peninsula Bank of San Diego
                      1331 Rosecrans Street
                      San Diego, California 92166
                      Attention:     John G. Rebelo, Jr.
                      Facsimile:     (619) 226-5554

                With a copy to:

                      Reitner & Stuart
                      1319 Marsh Street
                      San Luis Obispo, California 93401
                      Attention:     Barnet Reitner
                      Facsimile:     (805) 545-8599

                If to Western, to:

                      Western Bancorp
                      4100 Newport Place
                      Suite 900
                      Newport Beach, CA 92660
                      Attention:     Julius G. Christensen
                      Facsimile:     (949) 757-5845

                With a copy to:

                      Sullivan & Cromwell
                      1888 Century Park East
                      Los Angeles, California 90067-1725

                      Attention: Stanley F.  Farrar
                      Facsimile:  (310) 712-8800

          9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the Stock Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Section 6.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Peninsula, Western or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.


                               *       *      *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                       PENINSULA BANK OF SAN DIEGO


                                       By: /s/ John G. Rebelo, Jr.
                                          --------------------------------------
                                          Name:   John G. Rebelo, Jr.
                                          Title:  Chairman and
                                                  Chief Executive Officer


                                       WESTERN BANCORP


                                       By: /s/ Matthew P. Wagner
                                          --------------------------------------
                                          Name:   Matthew P. Wagner
                                          Title:  President and Chief Executive
                                                  Officer


                                       PORTOLA MERGER SUB


                                       By: /s/ Matthew P. Wagner
                                          --------------------------------------
                                          Name:   Matthew P. Wagner
                                          Title:  President